Exhibit 99.1

San Rafael Bancorp Changes Name to Epic Bancorp

(San Rafael, California – June 25, 2004) – Kit M. Cole, CEO and Chair of the Board of Directors of San Rafael Bancorp, announces the company’s name change to Epic Bancorp.

The rapid growth and expansion of San Rafael Bancorp, the holding company for Tamalpais Bank, prompted the Board of Directors of the Company to recommend this name change to Epic Bancorp to reflect a broader reach than is associated with a single geographic area. The new name was approved by the shareholders at their annual meeting on Monday, June 21, 2004.

“Epic Bancorp was chosen because it symbolizes the company’s dedication to implement customer-friendly innovations in its business model that are of legendary importance to banking and to our community,” commented Kit M. Cole, Chairman and CEO of the newly named Epic Bancorp.

“We have created a family-centered and welcoming banking environment at Tamalpais Bank, the Company’s subsidiary,” remarked Mark Garwood, President and Co-CEO of Tamalpais Bank.  “And we have made financial education and investment advice available in every Tamalpais Bank branch.  This is in addition to our ongoing and substantial contributions to programs that benefit the community in a vast array of ways,” Garwood continues.

“We have also applied to be listed on the NASDAQ stock exchange. Subject to approval by NASDAQ of the listing application it is intended that the trading symbol for Epic Bancorp will be EPIK,” Cole stated.

Epic Bancorp is the holding company for Tamalpais Bank, which is headquartered in San Rafael, California. Tamalpais Bank has five branches throughout Marin County, including Mill Valley, Greenbrae, San Anselmo, central San Rafael and northern San Rafael at the Northgate shopping area.  The Bank had $337 million in assets with $267 million in loans and $211 million in deposits as of March 31, 2004 and currently has 47 employees.

For more information, contact Kit M. Cole at 415 460-2760 or email kcole@tambank.com

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission.